Exhibit 10.5

AMENDED AND RESTATE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated January 31, 2023 (the “Execution Date”) is made and entered into by and between SLIDE INSURANCE HOLDINGS, INC., a Delaware corporation, and all of its affiliate and subsidiary companies (collectively, Slide or the “Company”), and Jesse Schalk (the “Executive”).

RECITALS

1.	The Company is engaged in the technology/insurance/ financial services industry.

2.	The Executive is the President of the Company and its subsidiaries, but does not serve as an officer of the Company.

3.

The Executive executed an employment contract dated September 13, 2022 (the “Employment Agreement”), wherein the Executive was promoted to President. This Amended Employment Agreement shall supersede and replace the Employment Agreement in its entirety.

4.

Executive is uniquely qualified to serve as the Company’s President and Chief Financial Officer, and is willing to make his services available to the Company and its Subsidiaries on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the above recitals are incorporated by reference, and the parties hereby agree as follows:

Section I. Term

1. Term of Employment. The Company shall employ the Executive and the Executive shall serve the Company and its Subsidiaries, on the terms and conditions set forth herein, until September 1, 2025 (the “Employment Term”), unless terminated earlier by either party as set forth herein. This Agreement shall automatically renew at the end of the Employment Term unless terminated earlier by either party as set forth herein.

2. Duties of Executive. The Executive shall serve as President and Chief Financial Officer (“CFO”), and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably designated by the Board of Directors of the Company (the “Board”) and shall exercise such power and authority as is necessary and customary to the performance of such duties and services. The Executive shall devote his services on a fulltime basis to the business and affairs of the Company and its Subsidiaries.

Section II. Compensation and Benefits

1. Base Salary. During the Employment Term, the Executive shall receive a base salary at the annual rate of $600,000.00. The base salary shall be payable in substantially equal installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes.

2. Annual Cash Bonus. Beginning with calendar year 2023, and continuing throughout the Employment Term, Executive’s annual cash bonus target is set at $100,000.00. The annual bonus is discretionary and will be based on the Executive’s performance during the calendar year as well as the financial performance of the Company.

3. Signing Bonus. Executive shall receive a one-time signing bonus of $100,000 upon execution of this Agreement. The bonus will be paid out of the bonus pool for 2022, and will be paid to Executive upon completion of the 2022 consolidated audit.

4. Annual Time Based Stock Options. Executive will be granted options to acquire 75,000 shares of the Company’s common stock, par value $.01 (the “Options”) upon signing this Agreement (the “Start Date”). The Options shall vest in three equal annual installments of 25,000 Options commencing on January __, 2024, and ending on the January __, 2026 (the “Vesting Schedule”). The Options shall have a strike price equal to the most recent 409A valuation determined by the Company’s valuation consultant. The Options are time-based and will vest according to the Vesting Schedule as long as the Executive is employed by the Company. If either party terminates this Agreement for any reason prior to the end of the Vesting Schedule, the unvested Options will be deemed terminated and shall have no value. The Executive shall be eligible for additional restricted stock option awards as approved by the Company’s board of directors.

5. Insurance. During the Employment Term, the Company shall obtain and provide at its expense comprehensive major medical, hospitalization and disability insurance coverage, either group or individual, for the Executive and his dependents, and may obtain or may continue in force life (“key man”) insurance on the Executive for the benefit of the Company/Executive (collectively, the “Policies”), which Policies the Company shall keep in effect at its sole expense throughout the Employment Term. The Policies to be provided by the Company shall be on terms as determined by the Board. Within 30 days following any termination of this Agreement, at the Executive’s option, the Company shall assign to the Executive all insurance policies on the life of the Executive then owned by the Company in consideration of the payment by the Executive of the premiums accruing after the date of such termination.

6. Disability. During the Employment Term, the Company shall maintain long-term disability insurance coverage on Executive in an amount equal to sixty percent (60%) of Executive’s base salary during the Employment Term of this Agreement. In the case of a disability of Executive, all benefits provided for under the above-described coverage shall be paid directly to Executive. Executive represents and warrants that, to the best of his knowledge, he has no disability which would impair his ability to perform the duties called for under this Agreement. If Executive shall become unable to perform his duties as provided for herein by reason of illness or injury for a consecutive period of ninety (90) days, then the Company may, within thirty (30) days, suspend of the officership of the Executive, if any. In the event of such suspension, Executive shall remain an employee of the Company and receive his compensation and all his fringe benefits as set forth in Section 2 for through December 31st of the following year (the “Suspension Period”). Executive’s employment with the Company shall terminate at the end of the Suspension Period if the Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.

7. Working Facilities. During the Employment Term, the Company shall furnish the Executive with an office, and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder, unless otherwise specified by the Company.

8. Vacation. Executive shall receive up to twenty (20) paid business days every calendar year. Any of the unused annual vacation days shall be accrued, will accumulate, and may be used by the Executive during the following calendar year of employment and, if not used, shall be forfeited by the Executive.

Section III. Termination.

1. At Will Employee. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated by the Company or Executive for any reason with or without cause.

2. Termination Notice. If this Agreement is terminated by either party, the terminating party shall give the other party ninety (90) days written notice of termination.

Section IV. Restrictive Covenants

1. Confidentiality/Non-Disclosure. “Confidential Information” shall mean any intellectual property, information, or trade secrets (whether or not specifically labeled or identified as “confidential” or “private”), in any form or medium, that is disclosed to, or developed or learned by, the Executive, and that relates to the business plan, underwriting, products, services, research, or development of or by the Company or its Subsidiaries, suppliers, distributors, customers, investors, partners, and/or other business associates, and that has not become publicly known. Confidential Information includes, but is not limited to, the following:

a. Internal business information (including but not limited to information relating to strategy, staffing, financial data, training, marketing, promotional and sales plans and practices, costs, bidding activities and strategies, rate and pricing structures, and accounting and business methods);

b. Identities of, negotiations with, individual requirements of, specific contractual arrangements with, and information about, the Company’s or its Subsidiaries’ suppliers, distributors, customers, investors, partners and/or other business associates, their contact information, and their confidential information;

c. Compilations of data and analyses, underwriting process and parameters, material processes, technical data, specific program information, trade or industrial practices, computer programs, formulae, systems, research, records, reports, manuals, documentation, customer and supplier lists, data and databases relating thereto, and technology and methodology regarding specific projects; and

d. Intellectual Property not generally available to the public, or published by the Company or its Subsidiaries. “Intellectual Property,” or “IP,” shall mean (1) inventions or devices, whether patentable or not; (2) original works of authorship produced by or on behalf of the Company or its Subsidiaries; (3) trade secrets; (4) know-how; (5) customer lists and confidential information; and (6) any other intangible property protectable under federal, state or foreign law. Other examples of Intellectual Property include, but are not limited to, patent applications, patents, copyrighted works, technical data, computer software, knowledge of suppliers or business partnerships, documentation, processes, and methods and results of research.

2.	Acknowledgements.

a. The Executive acknowledges and agrees with the representations of the Company that Confidential Information and IP is proprietary and valuable to the Company, and that any disclosure or unauthorized use thereof may cause irreparable harm and loss to the Company. It is further acknowledged by the Executive that if the general public or competitors (now existing or to be created in the future) learn of these ongoing discussions and negotiations with potential investors as a result of the Executive’s failure to comply hereunder, irreparable harm and substantial financial loss may occur to the Company’s, the Insurance Entity or other Subsidiary’s viability and future revenues. The Executive acknowledges and agrees that the knowledge and experience the Executive shall acquire by virtue of employment by the Company during the Employment Term is of a special, unique and extraordinary character and that such position allows the Executive access to Confidential Information and Intellectual Property.

b. The Executive acknowledges and agrees that (a) the nature and periods of restrictions imposed by the covenants contained in this Agreement are fair, reasonable and necessary to protect and preserve for the Company and its Subsidiaries their viability and future revenues; (b) the Company or its Subsidiaries would sustain great and irreparable loss and damage if the Executive were to breach any of such covenants set forth herein; (c) the covenants herein set forth are made as an inducement to and have been relied upon by the Company in entering into this Agreement. The Executive acknowledges and agrees this Agreement is binding on the Executive’s heirs, executors, successors, administrators, representatives and agents.

c. The Executive agrees to receive and to treat Confidential Information and the knowledge of IP on a confidential and restricted basis and to undertake the following additional obligation with respect thereto:

i.

To use the Confidential Information for the singular purpose of benefiting the Company and its Subsidiaries, and specifically not use the Company’s and its Subsidiaries’ customer or prospective customer data to conduct marketing, or otherwise undertake personal contacts, to solicit, divert or appropriate customers or prospective customers of the Company or its Subsidiaries, whether for the benefit of the Executive or any person;

ii.

Not to disclose Confidential Information, except to the extent the Executive is required to disclose or use such Confidential Information in the performance of the Executive’s assigned duties for the Company or its Subsidiaries, to any Person without the prior express written consent of the Board;

iii.

To tender all Confidential Information to the Company, and destroy any of the Executive’s additional notes or records made from such Confidential Information, immediately upon request by the Company or upon termination of this Agreement;

iv.

To promptly disclose and assign any right, title and interest to the Company all IP authored, made, conceived or actually reduced to practice, alone or jointly with others, (a) while performing duties for the Company or its Subsidiaries, or (b) during the Employment Term of this Agreement, or ( c) which results or is suggested by any work done for or at the request of the Company or its Subsidiaries, or (d) which was aided by the use of trade secret information, whether or not during working hours and regardless of location;

v.	To use best efforts to safeguard the Confidential Information and protect it against disclosure, misuse, espionage, loss, misappropriation and theft;

vi.	Immediately notify the Board of any breach of this Agreement; and

vii.

Assist the Company or its Subsidiaries, both during and after the termination of this Agreement, in obtaining and enforcing any legal rights in IP of the Company or its Subsidiaries, or assigned or to be assigned by the Executive to the Company or its Subsidiaries.

3. Non-Solicitation. For a period of two (2) years after Executive leaves the employment of Company, the Executive covenants and agrees with the Company that the Executive will not, directly or indirectly, attempt to employ, divert away an employee, or enter into any contractual arrangement with any employee or former employee, of the Company or its Subsidiaries, unless such employee or former employee has not been employed by the Company or its Subsidiaries for a period in excess of one (1) year.

4. Non-Compete. Executive acknowledges that it will serve as officer of the Company and will have privy to the Company’s trade secrets and business plan. As such, for a period of two (2) years following the Executive’s last day of employment (the “Non-Compete Term”), the Executive covenants and agrees with the Company that the Executive will not serve as an employee, director or consultant for any competitor in the insurance or insuretech industry that sells homeowner’s insurance, including but not limited to, Kin, Hippo, Lemonade, Openly, Next, Branch, and Typ Tap among others.

Section V. Miscellaneous

1. Severability. In the event that the provisions of this Agreement should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then the provisions will be reformed to the maximum time or geographic limitations permitted by applicable law. Every provision of this Agreement is intended to be severable, and, if any term or provision is determined to be illegal, invalid or unenforceable for any reason whatsoever, and cannot be reformed, such illegal, invalid or unenforceable provision shall be deemed severed here from and shall not affect the validity, legality or enforceability of the remainder of this Agreement.

2. Books and Records. All books, records, accounts and similar repositories of Confidential Information of the Company and its Subsidiaries, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company and its Subsidiaries on termination of this Agreement or on the Board’s request at any time.

3. Survival. The restrictions and obligations of this Section IV shall survive any expiration, termination, or cancellation of either the Employment Term of this Agreement and shall continue to bind the Executive and the Executive’s respective heirs, executors, successors, administrators, representatives and agents.

4. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation which assumes this Agreement, and all obligations of the Company hereunder, in writing. Upon such consolidation, merger, or transfer of assets and assumption, the term “the Company” as used herein, shall mean such other corporation and this Agreement shall continue in full force and effect, subject to the provisions of Paragraph 6 hereof.

5. Binding Effect. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns. The obligations of Company and the Subsidiaries to Executive are joint and several. All provisions of this Agreement are specifically enforceable by the Subsidiaries in addition to Company. Each of the Subsidiaries shall be considered a third party beneficiary under the provisions of this Agreement.

6. Further Assurances. At any time, and from time to time, each party will take such action as may be reasonably requested by the other party to carry out the intent and purposes of this Agreement.

7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes all prior negotiations, letters and understandings relating to the subject matter hereof.

8. Amendment. This Agreement may not be amended, supplemented or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement or modification is sought.

9. Assignment. This Agreement may not be assigned by the Executive, and may not be assigned by the Company except as described in above.

10. Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the application of the principles pertaining to conflicts of laws.

11. Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.

12. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.

13. Arbitration. The parties agree that all disputes related to this Agreement, other than disputes seeking equitable remedies, shall be submitted to arbitration in Pinellas County, Florida pursuant to the rules of the American Arbitration Association.

14. Equitable Remedy. The parties hereto acknowledge and agree that any party’s remedy at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and such breach or threatened breach shall be per se deemed as causing irreparable harm to such party. Therefore, in the event of such breach or threatened breach, the parties hereto agree that, in addition to any available remedy at law, including but not limited to monetary damages, an aggrieved party, without posting any bond, shall be entitled to obtain, and the offending party agrees to oppose the aggrieved party’s request for, equitable relief in the form of specific enforcement, temporary restraining order, temporary or permanent injunction, or any other equitable remedy that may then be available to the aggrieved party.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original.

16. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when sent by facsimile with receipt confirmed or when deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, or by overnight courier, addressed to the parties at the address first stated herein, or to such other address as either party hereto shall from time to time designate.

Agreed to by:

Slide Insurance Holdings, Inc.

By:	/s/ Bruce Lucas
Bruce Lucas, CEO

By:	/s/ Jesse Schalk
Jesse Schalk, President & CFO